September 12, 2005

RE: The Emerald Plaza Building, San Diego, California -Request for Sale Approval

Dear Emerald Plaza Investor:

We are pleased to announce Triple Net Properties has negotiated a contract for the sale of the Emerald Plaza property in San Diego, California. If consummated, the gross sales price of $131,000,000 will result in a projected annualized return of approximately 26% net of all fees and sales expenses at an estimated Loan-To-Value of 54%. The projected sales distribution will result in approximately $1,279 for every $1,000 invested. The property was purchased in June of 2004 at $100,940,000.

The substantial improvement in value is the result of

•	Capitalization rates for Class “A” office properties in desirable markets reaching historical lows

•	An incredible demand for Class “A” office properties from institutional buyers due to the desired geographic location of the asset and limited supply of Class A assets

•	The completion of the recent renewal of HQ Global Workplaces (34,971 SF) and expansion and renewal of Foley & Lardner (34,349 SF)

•	An aggressive and focused marketing campaign by our listing broker, Grubb and Ellis.

•	Emerald Plaza is a high profile, high image property in a strong and improving office market (San Diego) that is among the most prestigious in the country.

Even though Triple Net Properties successfully negotiated with the lender to waive the Debt Service Coverage Ratio (“DSCR”) required by the loan covenants for a period of one year, we would advise to sell the property based on the increased value of the asset and anticipated return to the investors. In addition, Triple Net Properties has negotiated with the lender to defer the requirement of $1,950,000 to replenish the liquidity of the reserves based on the property being sold and the loan paid off in the next 90 days.

Triple Net Properties has negotiated an anticipated close date of October 15. However, the allotted due diligence timeframe within the purchase agreement will not officially start until all the owners have approved the sale; therefore, time is of the essence.

Enclosed is a summary of annual returns. Please indicate your approval of the sale of the property by signing this letter, and faxing a copy to the attention of Theresa Hutton at Triple Net Properties at 714-918-9102.

We are grateful for the confidence that you have placed in Triple Net Properties and hope to continue to serve your real estate investment needs. If you have any questions feel free to call me directly at 714-667-8252 ext 290.

Sincerely,
Triple Net Properties, LLC

/s/ Robert P. Munson
Senior Asset Manager

Signature:

NNN Emerald Plaza      , LLC

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